Exhibit 99.4

FAQs

Media Q&A

General Transaction Agreement / Financial

1.	What was announced?

•	We announced that Cubic Corporation (“Cubic” or the “Company”) has entered into a definitive agreement to be acquired by Veritas Capital (“Veritas”) and Evergreen Coast Capital Corporation (“Evergreen”) for $70.00 per share in cash.

2.	Why is Cubic being acquired by Veritas?

•	Veritas believes that Cubic is a highly attractive business.

•	This transaction maximizes value for our shareholders and provides them with a significant premium and liquidity.

•	This partnership brings additional resources that we will leverage to accelerate our growth, which will benefit our employees and customers.

3.	Did Cubic run a sale process and/or talk to any other potential buyers?

•	We are not going to comment on that at this time, but rather we refer you to our upcoming disclosures related to the transaction.

•	The background of the transaction will be further detailed in our proxy filings, which will be available free of charge on the SEC’s website and our website when available. We encourage you to read them.

4.	What are the terms of the transaction?

•	Under the terms of the Agreement, shareholders will receive $70.00 in cash for each share of Cubic’s common stock they hold.

5.	How will this transaction be financed?

•	The transaction will be financed through a combination of equity and debt financing. Equity financing will come from Veritas and Evergreen.

6.	How does this purchase price compare to how Cubic’s stock has been trading?

•	The price represents a premium of approximately 58% to our unaffected closing stock price on September 18, 2020, the last trading day before our disclosure of third-party interest in potentially acquiring Cubic.

7.	What are the next steps in the process?

•	We will be making proxy filings associated with the transaction and shareholders will have the opportunity to vote on whether to move forward with the combination.

•	The transaction is expected to close in the second calendar quarter of 2021, subject to customary closing conditions, including the receipt of regulatory and other required approvals.

8.	Does the Merger trigger the Company’s Shareholder Rights Plan?

•	No. The acquisition by Veritas of the Company is expressly excluded from the Shareholder Rights Plan, although the Shareholder Rights Plan will remain in effect until the acquisition is completed.

9.	Who are the advisors on the transaction?

•	J.P. Morgan Securities LLC is acting as financial advisor to the Company and Faegre Drinker Biddle & Reath LLP and Sidley Austin LLP are acting as the Company’s legal counsel. Raymond James provided the Board with an opinion regarding the fairness, from a financial point of view, of the consideration offered to Cubic shareholders.

•	Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Veritas.

•	Gibson, Dunn & Crutcher LLP is acting as legal counsel to Evergreen.

Strategic

10.	Who is Veritas?

•	Veritas is a longstanding investor in companies operating at the intersection of technology and government. The firm invests in companies that provide critical products and services – primarily technology and technology-enabled solutions – to government and commercial customers worldwide.

11.	Who is Evergreen?

•	Evergreen is the private equity affiliate of Elliott Investment Management L.P. (“Elliott”). Evergreen focuses on investing in technology companies. Founded in 1977, Elliott manages $42 billion of capital for both institutional and individual investors.

12.	Why did the Board decide to partner with Veritas for this transaction?

•	Veritas has a strong focus on and background in the government technology market. They have a successful history of working closely with companies to drive growth.

•	We believe that Veritas sees the critical strengths of our business and is committed to investing in our long-term growth potential.

13.	Does Veritas understand Cubic’s businesses? Are they supportive of Cubic’s strategy?

•	Yes, Veritas conducted extensive due diligence on Cubic prior to making this offer.

•	They have a clear, deep knowledge of our Company and strongly believe in our strategy and long-term growth prospects.

14.	Will this lead to any layoffs, restructuring or cost-cutting moves?

•	We do not expect this transaction to impact day-to-day jobs. As always, we will continue to operate the business in a way that drives long-term success for our customers and employees.

•	We anticipate that we will continue to deliver on our initiatives to drive growth and operational excellence, already underway as part of our NextCUBIC strategy.

o	As we have previously shared, as part of NextCUBIC we have plans to optimize engineering, general and administrative expenses, external spend, and manufacturing.

•	Veritas shares our view that Cubic has an exciting future trajectory and we look forward to capitalizing on the many growth opportunities.

15.	Will Cubic continue to offer the same products and services?

•	Yes.

16.	Will the Company name change?

•	No, there is currently no plan to change the Company name.

17.	Will the Company headquarters change?

•	No, there is currently no plan to move the Company’s headquarters.

18.	How will this impact customer relationships?

•	There will be no impact on our customer relationships.

•	It will be business as usual and we are excited about the long-term benefits of this transition. We look forward to partnering with Veritas to drive superior value for our customers through innovation.

Regulatory/Closing

19.	What approvals are required to complete the transaction?

•	The acquisition is subject to shareholder approval and other customary approvals, including review by U.S. antitrust authorities and some foreign regulatory and governmental entities.

20.	Do you expect there to be significant regulatory issues?

•	No, we do not expect any significant regulatory issues.

21.	When do you expect the transaction to close?

•	The transaction is expected to close in second calendar quarter of 2021 subject to Cubic shareholder approval and other customary closing conditions.

22.	Do you expect Cubic’s shareholders to approve the transaction?

•	The Board of Directors of Cubic has unanimously approved the Agreement and recommends that shareholders vote in favor of the transaction.

•	We believe that shareholders will recognize that this all-cash transaction offers compelling and certain value for their investment.

23.	What is the required shareholder vote threshold for this transaction?

•	A majority of the Company’s shareholders entitled to vote on the acquisition must approve the acquisition.

Employee Q&A

1.	What does today’s announcement mean?

•	Veritas Capital (“Veritas”) and Evergreen Coast Capital Corporation (“Evergreen”) have agreed to acquire Cubic Corporation (“Cubic” or the “Company”). Our Board of Directors unanimously supports this transaction and believes it is in the best interests of all our shareholders.

•	This will be an all-cash deal under which $70.00 per share will be paid to Cubic shareholders upon closing, which is anticipated to occur in the second calendar quarter of 2021. Once the transaction closes, Cubic will be a privately owned company.

•	Cubic will continue to operate as it does today until the closing, with limited meaningful impact to our day-to-day business or roles.

•	We solve our customers’ most pressing challenges through innovative, mission-critical solutions, services, and platforms. Being a privately owned company does not change this.

2.	How will this impact Cubic’s employees?

•	We do not expect this transaction to have any current impact on your day-to-day jobs.

•	We believe that Veritas’ long-term investment horizon will help provide a runway to make growth investments with a continued focus on customer-centric innovation.

3.	Do you anticipate any layoffs, restructuring or cost-cutting moves as a result of this transaction?

•	We do not expect this transaction to have any current impact on day-to-day jobs.

•	As always, we will continue to operate the business in a way that drives long-term success for our customers and employees.

o	Keep in mind that the size and scope of our Company largely depends upon its financial performance and the best way to ensure our future success is to remain focused on Winning the Customer.

•	We anticipate that we will continue to deliver on our initiatives to drive growth and operational excellence, already underway as part of our NextCUBIC strategy.

o	As we have previously shared with you, as part of NextCUBIC we have plans to optimize engineering, general and administrative expenses, external spend, and manufacturing.

•	Veritas shares our view that Cubic has an exciting growth trajectory, and we look forward to working together to capitalize on the many growth opportunities ahead.

4.	Who is Veritas?

•	Veritas is a longstanding investor in companies operating at the intersection of technology and government. The firm invests in companies that provide critical products and services – primarily technology and technology-enabled solutions – to government and commercial customers worldwide.

•	Veritas has a clear, deep knowledge of our Company and strongly believes in our strategy and long-term growth prospects.

5.	Who is Evergreen?

•	Evergreen is the private equity affiliate of Elliott Investment Management L.P. (“Elliott”). Evergreen focuses on investing in technology companies. Founded in 1977, Elliott manages $42 billion of capital for both institutional and individual investors.

6.	How do you know that Veritas will support our current strategy and initiatives?

•	Veritas takes a long-term approach toward growing businesses in which it invests. Veritas has an excellent track record of partnering with management teams to build even better companies.

•	Veritas has conducted extensive due diligence on Cubic. Veritas understands our Company, our industry, and our prospects for growth.

•	We believe Veritas has the experience to help us accelerate Cubic’s growth.

•	We believe that we will have excellent prospects and continue to be a technology-driven, world-class company in partnership with Veritas.

7.	What will our relationship with Veritas be like before the transaction closes?

•	Cubic will continue to operate as it does today, with business as usual for our day-to-day business and roles.

•	Subject to the applicable legal requirements, during the next few months Veritas will want to spend more time getting to know our people as well as further understanding our business.

8.	What does this mean for employees’ health, retirement and other benefits?

•	Until the transaction closes, it is business as usual and your compensation and benefits will continue like they always have, subject to any modifications Cubic makes in the ordinary course of business.

9.	What does this mean for my equity grants?

•	As of the closing of the transaction, each outstanding award of restricted stock units (“RSUs”) shall be fully vested, and holders of such units will be eligible to receive a payment in cash for those units equal to the per share merger consideration.

•	As of the closing of the transaction, RSUs that are subject to performance-based vesting conditions (“PSUs”) will be deemed earned at a level that is equal to the target level of such PSUs multiplied by the greater of (a) 100% and (b) the total shareholder return multiplier applicable to such PSUs (up to a maximum of 125% of the target number of PSUs), calculated as of the closing date.

10.	Will there be a new cash incentive / bonus plan following the closing?

•	For a period of twelve months following the closing of the merger, employees will receive a base salary or base wages, target annual cash incentive opportunity and severance program at least as favorable as those to which these employees are entitled immediately prior to the closing.

•	In addition, for a period of twelve months following the closing, the Company’s current benefit programs will remain substantially comparable in the aggregate to the benefit programs in place immediately prior to the closing.

•	As is generally the case, other elements of compensation or benefits will be up to management, the Board and Veritas going forward post-closing.

11.	If any employees lose their jobs as a result of the transaction, will Cubic offer severance and/or outplacement assistance?

•	We do not expect this transaction to have any current impact on day-to-day jobs.

•	For a period of twelve months following the consummation of the transaction, Cubic’s severance policy or a substantially equivalent severance policy will remain in place.

12.	Will some employees have to relocate? Should we anticipate office closures?

•	As always, we will continue to operate the business and allocate resources in a way that drives long-term success for our customers and employees.

•	As we have shared with you in recent months, as part of NextCUBIC, we have plans to further optimize engineering and manufacturing, including our footprint.

•	Veritas is supportive of Cubic’s strategy. Once the transaction closes, we will work with them to determine the best path forward to capitalize on our growth opportunities, including where we best allocate our resources.

13.	Will the Company headquarters move?

•	No, there is currently no plan to move the Company’s headquarters.

14.	How closely involved will Veritas be in decisions or operation of the Company?

•	We look forward to leveraging Veritas’ significant expertise in the government technology space as we work to grow the Company. Cubic will continue to operate as it does today, with business as usual for our day-to-day business and roles.

15.	What opportunities will the transaction create?

•	This partnership brings additional resources that Cubic will leverage to accelerate our growth, which will benefit our employees and customers, and strengthen our ability to deliver innovative mission-critical solutions to our customers.

•	Veritas has a strong focus on and background in the government technology market and has a successful history of working closely with companies to drive growth.

•	Additionally, Veritas is well-positioned to execute add-on acquisitions to help make Cubic even more competitive in a rapid and cost-effective manner.

16.	Will the Company name change?

•	There is currently no plan to change the Company name.

17.	When will our customers / partners be notified?

•	We have a communications plan in place, and we are sending, by email, letters to our customers and partners today.

18.	How will this impact customer relationships? And what should we be telling them?

•	The fact that we will be a privately owned company should have no impact on our customer relationships and our products and services.

•	You should tell customers that their relationships and point people at Cubic will remain unchanged.

•	Approved messages will be provided for you to use when communicating with your business partners.

19.	What should we be telling our business contacts?

•	You should communicate to your business contacts that it will be business as usual and we are excited about the benefits of this transition over the long-term.

•	Approved messages will be provided for you to use when communicating with your business partners.

20.	Can we talk about the transaction outside the Company?

•	As you know, a press release announcing the transaction was issued this morning.

•	You are free to talk about the transaction but should limit any comments to publicly available information.

•	Any inquiries from the press or investors should be forwarded to Kirsten Nielsen at Kirsten.Nielsen@cubic.com.

•	Aside from Cubic’s designated spokespersons, nobody should have any contact with the media or the investment community.

21.	What happens between now and closing?

•	We will remain a standalone public company until closing and will continue to operate our business as we have been.

22.	When will trading in our stock end?

•	We currently anticipate that public trading in our stock will be suspended on the closing date of the transaction.

23.	Can we still take planned vacations?

•	Yes, although please continue to follow our normal approval protocols.

24.	Where can I find more information about the transaction? What if I have additional questions?

•	We are committed to keeping you informed as we move forward.

•	Keep in mind that there are still details to be finalized and you may have questions that we cannot answer at this stage.

•	You can find a submission form for questions about the transaction on Cubic CONNECT. Detailed information regarding the transaction will be included in our proxy filings, which will be available free of charge on the SEC’s website and our website when available in the coming weeks. We encourage you to read them.

Customer and Partner Q&A

1.	How will this transaction impact our relationship?

•	The fact that we will be a privately owned company will have no impact on our relationship.

2.	Will Cubic Corporation (“Cubic”) continue to offer the same products and operate in the same lines of business?

•	Yes.

3.	How will we benefit from this transaction?

•	Our future partnership with Veritas Capital (“Veritas”) and Evergreen Coast Capital Corporation (“Evergreen”) will position us even better to help you address our customers’ challenges and provide innovative, mission critical solutions.

•	As a private company, we will have even greater flexibility to invest in our solutions and focus on our customers.

4.	Will we see any disruption in service because of this transaction?

•	No, we do not anticipate any disruption in service because of the transaction.

5.	Will the pricing of your products and services change as a result of the transaction?

•	No, we do not expect the pricing of our products and services to change as a result of this transaction.

6.	Who is Veritas?

•	Veritas is a longstanding investor in companies operating at the intersection of technology and government. The firm invests in companies that provide critical products and services – primarily technology and technology-enabled solutions – to government and commercial customers worldwide.

7.	Who is Evergreen Coast Capital Corporation (“Evergreen”)?

•	Evergreen is the private equity affiliate of Elliott Investment Management L.P. (“Elliott”). Evergreen focuses on investing in technology companies. Founded in 1977, Elliott manages $42 billion of capital for both institutional and individual investors.

8.	Will the Company name change?

•	No. There is currently no plan to change our name.

9.	What are the next steps in the process?

•	We will be making proxy filings associated with the transaction and shareholders will have the opportunity to vote on whether to move forward with the combination.

•	The transaction is expected to close in the second calendar quarter of 2021, subject to the receipt of regulatory and other required approvals.

10.	Who should I contact if I have additional questions?

•	You should reach out to your regular point of contact at Cubic.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Cubic, Veritas and Evergreen. In connection with the proposed transaction, Cubic intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Cubic will mail or otherwise provide the definitive proxy statement and a proxy card to each shareholder of Cubic entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Cubic may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF CUBIC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT CUBIC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Cubic with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at Cubic’s website at www.cubic.com.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. Cubic and its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction. Information regarding the names of such persons and their respective interests in the proposed transaction, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Cubic’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on November 18, 2020, Amendment No. 1 to Cubic’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2020, filed with the SEC on January 28, 2021 and the definitive proxy statement on Schedule 14A for Cubic’s most recent Annual Meeting of Shareholders held in February 2020, which was filed with the SEC on January 17, 2020. To the extent Cubic’s directors and executive officers or their holdings of Cubic securities have changed from the amounts disclosed in those filings, to Cubic’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at Cubic’s website at www.cubic.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations and statements relating to the proposed transaction among the Company, Veritas and Evergreen, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the satisfaction of the conditions precedent to the consummation of the proposed transaction, including, the receipt of shareholder and regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s board of directors and executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, suppliers, business partners and regulators to the announcement of the proposed transaction; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended September 30, 2020, and updated in subsequent reports filed by the Company with the SEC. These reports are available at www.cubic.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

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